Exhibit 15.2

November 22, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our reports dated May 3, 2010, August 3, 2010 and November 5, 2010 on our review of interim financial information of NSTAR for the three-month periods ended March 31, 2009 and 2010, the three- and six-month periods ended June 30, 2009 and 2010 and the three- and nine- month periods ended September 30, 2009 and 2010, respectively, and included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 is incorporated by reference in this Registration Statement on Form S-4 dated November 22, 2010.

Very truly yours,

/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP